                                                                       EXHIBIT 1

                [AMERICAN INTERNATIONAL GROUP, INC. LETTERHEAD]

NEWS


For information, please contact:
       Charlene M. Hamrah (Investment Community)
       (212) 770-7074

       Joe Norton (News Media)
       (212) 770-3144


            AIG REPORTS 1994 NET INCOME ROSE TO RECORD $2.18 BILLION

NEW YORK, NY, February  23, 1995 - American International Group, Inc.
(AIG) today reported that its net income for 1994 increased 12.2 percent to $2.18 billion from $1.94 billion in 1993. For the fourth quarter of 1994, net income totalled $577.7 million, an increase of
13.2 percent, compared to $510.2 million in the same period of 1993.

       Following is a comparative table of fourth quarter and full year information (in millions, except per share amounts).


                                     FOURTH QUARTER                  TWELVE MONTHS

                               1994     1993    CHANGE        1994        1993     CHANGE
                               ----     ----    ------        ----        ----     ------
Net income, as reported       $577.7   $510.2    13.2%       $2,175.5   $1,938.8   12.2%

Income, as adjusted*          $571.2   $498.7    14.5%       $2,119.2   $1,849.7   14.6%


PER SHARE RESULTS:

Net income, as reported       $ 1.83   $ 1.61    13.7%       $   6.87   $   6.11   12.4%

Income, as adjusted*          $ 1.81   $ 1.57    15.3%       $   6.69   $   5.82   14.9%

Average shares outstanding     315.9    317.6                   316.6      317.5



*Adjusted to exclude cumulative effect of accounting changes recognized January 1, 1993 and realized capital gains, net of taxes.





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      Income before income taxes in 1994 increased 13.5 percent to $2.95 billion from $2.60 billion reported last year. For the fourth quarter of 1994 income before income taxes amounted to $784.6 million, an increase of 13.6 percent over the $690.3 million reported in 1993. Included in these results were pretax realized capital gains of $86.9 million and $10.1 million for the year and fourth quarter of 1994, respectively, compared to $107.1 million and $19.3 million for the same periods in 1993.

      Revenues for 1994 rose 11.5 percent to $22.44 billion from $20.13 billion in 1993. Fourth quarter revenues totalled $5.91 billion, an increase of 10.4 percent over $5.36 billion in the year earlier quarter.

      At December 31, 1994, AIG's consolidated assets and shareholders' equity approximated $114 billion and $16.4 billion, respectively.

   Commenting on the fourth quarter and full year results, AIG Chairman M.R. Greenberg said, "AIG had a very good quarter and full year, in line with our expectations. We achieved a new high in net income of nearly $2.2 billion. All of our principal business areas contributed to this increase.

      "The domestic property-casualty rate environment did not materially change in the quarter. While some of our specialty classes experienced stronger rates, standard lines remained relatively flat. AIG's domestic operations benefitted from a number of new products we have introduced. The full year premiums in our domestic business, exclusive of our risk management business, rose 12 percent. With the trend toward higher deductibles in risk management, the volume of premiums flowing through our books was somewhat lower; however, this had no impact on the management fees or operating income produced by our risk management business.

      "We commented last quarter on AIG's investment in 20th Century Industries, which closed in December. Shortly after year-end, 20th Century settled its outstanding Proposition 103 rebate issue with the California Insurance Department. We are very optimistic about our investment and the joint business development plans between AIG and 20th Century.

      "Our overseas property-casualty business had an outstanding fourth quarter and full year in each of its principal regions of the world. During the quarter, our Russian joint venture insurance company, in which AIG will have management control, received its license to begin operations. The company will offer all forms of commercial property- casualty insurance to foreign and Russian businesses, as well as travel insurance and other personal insurance products. This is the first major foreign investment in the Russian insurance industry.




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                                      -3-


      "In the past few weeks, AIG has signed a protocol of understanding with the Tata Group of India to jointly enter the Indian general and life insurance markets once those markets are opened to private and foreign investment, which we believe will occur in the not too distant future. This agreement with the largest industrial group in India provides AIG with another important market opening opportunity.

      "We initially reported that AIG's losses from the Kobe, Japan earthquake would total an estimated $50 million. This estimate has not changed. The devaluation of the Mexican peso has had no material impact on AIG's operations or financial condition.

      "AIG's life insurance operations performed extremely well in both the fourth quarter and full year 1994. While our Asian life operations are the largest component of our life business, other areas are growing significantly, providing further diversification to this important segment of AIG's earnings stream. Our domestic life companies also had a good year, and are expanding on a number of fronts.

      "In financial services, results for the quarter were somewhat below a year ago, although operating income for all of 1994 rose to a new record level. In contrast to the results being reported by some others in the financial services markets, AIG's businesses remained quite profitable. International Lease Finance Corporation had its best year ever, and both AIG Financial Products Corp. and AIG Trading Group Inc. turned in solid performances in spite of a smaller number of transactions in the quarter.

      "General insurance net investment income rose 7.0 percent in the quarter, and AIG's cash flow was strong. We added $244 million and $862 million to our general insurance net loss and loss adjustment reserves in the quarter and full year, respectively, bringing the total of such reserves to $18.4 billion at year-end.

       "The new U.S. Congress has on its agenda reform of the Superfund law and also product liability reform. Both are issues on which AIG has long advocated change and are important for American competitiveness in world markets. We will continue to be actively engaged in these areas, and are optimistic that 1995 will see progress on both fronts."


GENERAL INSURANCE

      General insurance pretax income before realized capital gains for 1994 was $1.58 billion, 17.2 percent above the $1.35 billion reported last year. For the fourth quarter of 1994, general insurance pretax income before realized capital gains was $437.8 million, an increase of 22.9 percent compared to $356.4 million in 1993.



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                                      -4-


      Worldwide general insurance net premiums written for 1994 amounted to $10.87 billion, 8.4 percent ahead of the $10.03 billion in 1993. In the fourth quarter, general insurance net premiums written were $2.54 billion, an increase of 8.5 percent, compared to $2.34 billion last year.

      The general insurance combined ratio for 1994 was 98.75, compared to
100.07 in 1993. For the fourth quarter of 1994 and 1993 the combined ratios were 98.29 and 100.47, respectively.

       General insurance net investment income rose 7.1 percent to $1.44 billion in 1994 and 7.0 percent to $372.5 million in the fourth quarter.


LIFE INSURANCE

       AIG's worldwide life insurance operations reported pretax income before realized capital gains of $865.8 million in 1994, an increase of 19.1 percent, compared to $727.0 million in 1993. For the fourth quarter, life insurance pretax income before realized capital gains increased 20.0 percent to $243.0 million, compared to $202.5 million last year.

       For the year 1994 life insurance premium income rose 17.0 percent to $6.72 billion from $5.75 billion in 1993. Fourth quarter premium income amounted to $1.87 billion, a gain of 17.2 percent, compared to $1.60 billion in 1993.

       Life insurance net investment income rose 16.6 percent to $1.75 billion for the year 1994, compared to $1.50 billion last year. For the fourth quarter, net investment income amounted to $476.1 million, an increase of 17.3 percent, compared to $405.8 million in the same period last year.


FINANCIAL SERVICES

      Financial services pretax operating income increased 3.8 percent in 1994 to $404.9 million, compared to $390.0 million last year. For the fourth quarter, financial services operating income was $90.4 million, compared to $105.5 million in 1993.


OTHER OPERATIONS

      Agency and service fee pretax operating income for 1994 was $54.1 million, compared to $60.2 million last year. For the fourth quarter, agency and service fee pretax operating income amounted to $11.6 million, compared to $12.3 million last year.



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                                      -5-


      AIG's equity in income of minority-owned insurance operations amounted to $56.0 million, compared to $39.6 million in 1993, which excluded $20.7 million related to the cumulative effect of accounting changes. Equity in income of minority-owned insurance operations for the fourth quarter was $17.6 million, compared to $10.8 million in 1993.


                                      ####


      AIG is the leading U.S.-based international insurance organization and the nation's largest underwriter of commercial and industrial coverages. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


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                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)


                                               Twelve Months Ended December 31,
                                                1994            1993        Change
                                            ------------    ------------    -------
General Insurance Operations:
  Net Premiums Written                      $ 10,865,753    $ 10,025,903      8.4 %
  Net Premiums Earned                         10,286,831       9,566,640      7.5
  Adjusted Underwriting Profit                   147,517          10,391       -
  Net Investment Income                        1,435,092       1,340,480      7.1
  Income before Realized Capital Gains         1,582,609       1,350,871     17.2
  Realized Capital Gains (Losses)                 52,487          65,264       -
  Operating Income                          $  1,635,096    $  1,416,135     15.5 %
- ---------------------------------------------------------------------------------
                  Loss Ratio                       77.82           79.19
                  Expense Ratio                    20.93           20.88
                  Combined Ratio                   98.75          100.07
- ---------------------------------------------------------------------------------
Life Insurance Operations:
  Premium Income                            $  6,724,321    $  5,746,046     17.0 %
  Net Investment Income                        1,748,428       1,499,714     16.6
  Income before Realized Capital Gains           865,778         727,035     19.1
  Realized Capital Gains                          86,706          54,576       -
  Operating Income                               952,484         781,611     21.9

Financial Services Operating Income              404,853         390,038      3.8

Agency and Service Fee Operating Income           54,129          60,247    (10.2)

Equity in Income of Minority-Owned
  Insurance Operations                            56,005          39,589     41.5

Minority Interest (a)                            (29,657)        (26,938)      -

Other Income (Deductions) - net                  (69,553)        (35,731)      -

Foreign Exchange Gains (Losses)                      962         (11,128)      -

Other Realized Capital Gains (Losses)            (52,340)        (12,742)      -

Income before Income Taxes and
  Cumulative Effect of Accounting Changes      2,951,979       2,601,081     13.5

Income Taxes                                     776,464         683,003       -

Income before Cumulative Effect of
  Accounting Changes                           2,175,515       1,918,078     13.4

Cumulative Effect of Accounting Changes
  Minority-Owned Insurance Operations (b)             -           20,695       -

Net Income                                  $  2,175,515    $  1,938,773     12.2 %
- ---------------------------------------------------------------------------------
Per Share (c):
Income before Cumulative Effect of
  Accounting Changes                               $6.87           $6.04     13.7 %

Cumulative Effect of Accounting Changes
  Minority-Owned Insurance Operations                 -             0.07       -

Net Income                                         $6.87           $6.11     12.4 %
- ---------------------------------------------------------------------------------
Average Common Shares Outstanding                316,586         317,461

                                               Three Months Ended December 31,
                                                1994            1993        Change
                                            ------------    ------------    ------

General Insurance Operations:
  Net Premiums Written                      $  2,544,249    $  2,344,772      8.5 %
  Net Premiums Earned                          2,614,980       2,508,892      4.2
  Adjusted Underwriting Profit                    65,304           8,235       -
  Net Investment Income                          372,545         348,127      7.0
  Income before Realized Capital Gains           437,849         356,362     22.9
  Realized Capital Gains (Losses)                 (3,100)         11,618       -
  Operating Income                          $    434,749    $    367,980     18.1 %
- ---------------------------------------------------------------------------------
                  Loss Ratio                       75.71           78.01
                  Expense Ratio                    22.58           22.46
                  Combined Ratio                   98.29          100.47
- ---------------------------------------------------------------------------------
Life Insurance Operations:
  Premium Income                            $  1,874,562    $  1,599,307     17.2 %
  Net Investment Income                          476,074         405,830     17.3
  Income before Realized Capital Gains           243,045         202,515     20.0
  Realized Capital Gains                          24,005          15,477       -
  Operating Income                               267,050         217,992     22.5

Financial Services Operating Income               90,363         105,542    (14.4)

Agency and Service Fee Operating Income           11,633          12,302     (5.4)

Equity in Income of Minority-Owned
  Insurance Operations                            17,624          10,805     63.1

Minority Interest (a)                            (10,938)        (12,779)      -

Other Income (Deductions) - net                  (20,281)          2,214       -

Foreign Exchange Gains (Losses)                    5,190          (5,970)      -

Other Realized Capital Gains (Losses)            (10,827)         (7,752)      -

Income before Income Taxes and
  Cumulative Effect of Accounting Changes        784,563         690,334     13.6

Income Taxes                                     206,887         180,177       -

Income before Cumulative Effect
  of Accounting Changes                          577,676         510,157     13.2

Cumulative Effect of Accounting Changes
  Minority-Owned Insurance Operations (b)             -               -        -

Net Income                                  $    577,676    $    510,157     13.2 %
- ---------------------------------------------------------------------------------
Per Share (c):
Income before Cumulative Effect
  of Accounting Changes                            $1.83           $1.61      13.7 %

Cumulative Effect of Accounting Changes
  Minority-Owned Insurance Operations                -               -          -

Net Income                                         $1.83           $1.61      13.7 %
- ---------------------------------------------------------------------------------
Average Common Shares Outstanding                315,866         317,577


(a) Represents minority shareholders' equity in income of certain consolidated subsidiaries.

(b) Represents a net benefit for the cumulative effect of the adoption of accounting pronouncements related to postretirement benefits (FASB 106) and income taxes (FASB 109) by minority-owned insurance operations.

(c) After deduction in 1993 of preferred stock dividends of $0 for the fourth quarter and $1.0 million for the twelve months.